Exhibit 13
                               PURCHASE AGREEMENT

         Purchase Agreement dated November 25, 1998 between Kemper Income Trust, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Fund") and Scudder Kemper Investments, Inc. (the "Investment Manager"), a corporation organized under the laws of the State of Delaware.

         WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund proposes to issue and sell shares of its shares of beneficial interests, par value $0.01 per share (its "Shares") to the public pursuant to a Registration Statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission; and

         WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its Shares;

         NOW, THEREFORE, the Fund and the Investment Manager agree as follows:

1. The Fund offers to sell to the Investment Manager, and the Investment Manager agrees to purchase from the Fund Shares of the Fund for an aggregate price of $100,000 on a date to be specified by the Fund prior to the effective date of the Registration Statement.

2. The Investment Manager represents and warrants to the Fund that the Investment Manager is acquiring the Shares for investment purposes only and not with a view to resale or further distribution.

3. The Investment Manager's right under this Purchase Agreement to purchase the Shares is not assignable.


     IN WITNESS WHEREOF, the Fund and the Investment Manager have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.


KEMPER INCOME TRUST                            SCUDDER KEMPER INVESTMENTS, INC.



By:                                            By:
      --------------------------                   -----------------------
Name:  Mark S. Casady                          Name:  Stephen R. Beckwith
Title:    President                            Title:    Treasurer